RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              LIFECELL CORPORATION

                     (Originally incorporated under the name
              "Successor LifeCell Corporation" on January 6, 1992)

        FIRST:  The name of the Corporation is LifeCell Corporation.

        SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 14,500,000, of which 2,000,000 shares of the par value of $.001 per share shall be a class designated Preferred Stock ("Preferred Stock"), and 12,500,000 shares of the par value of $.001 per share shall be a class designated Common Stock ("Common Stock").

        The voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of the Preferred Stock and Common Stock, and the authority with respect thereto expressly granted to the Board of Directors of the Corporation, are as follows:

A.      COMMON STOCK.

        1. VOTING RIGHTS. The holders of shares of Common Stock shall have the following voting rights:

               (a) Each share of Common Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

               (b) Except as otherwise required by law or the provisions of this Restated Certificate of Incorporation, the holders of shares of Common Stock shall not be entitled to vote separately as a class on any matter submitted to a vote of the stockholders of the Corporation.

        2. LIQUIDATION. Subject to the provisions of this Restated Certificate of Incorporation, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of any preferential amount due the holders of shares of any other class or series of stock, the holders of shares of Common Stock shall be entitled to receive ratably, based on the number of shares of Common Stock held by such holders, any assets of the Corporation available for distribution to holders of Common Stock.

        3. DIVIDENDS. Subject to the provisions of this Restated Certificate of Incorporation, the Board of Directors, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, may declare and pay dividends on the outstanding shares of Common Stock of the Corporation.

        4. REACQUIRED SHARES. Any shares of Common Stock purchased or otherwise acquired by the Corporation in any manner whatsoever that have been retired shall upon their retirement become authorized but unissued shares of Common Stock.

B.      PREFERRED STOCK.

        1.     ADDITIONAL SERIES OF PREFERRED STOCK.

        The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, of each such series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof (collectively the "Series Terms"), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms adopted by the Board of Directors or, to the extent permitted by law, a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated.

        2.     SERIES A PREFERRED STOCK.

        The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of one series of Preferred Stock, the Series A Preferred Stock, designated on November 9, 1994, are as follows:

               (a) DESIGNATION. The designation of the series shall be "Series A Preferred Stock" (the "Series A Preferred Stock").

               (b) NUMBER. The number of shares constituting the Series A Preferred Stock shall be 300,000.

               (c) VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                      (i) Except as required by law or Section B.2.(c)(ii) of this Article Fourth, the holders of shares of Series A Preferred Stock shall not have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting or consent of stockholders. On any matters on which the holders of the Series A

Preferred Stock shall be entitled to vote, each share of Series A Preferred Stock shall entitle the holder thereof to one vote multiplied by the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on the record date for such vote.

                      (ii) Without the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Corporation may not (A) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series A Preferred Stock either as to dividends or liquidation, (B) authorize, create or issue any class or series of common stock of the Corporation other than the Common Stock, (C) authorize any reclassification of the Series A Preferred Stock, (D) authorize, create or issue any securities convertible into capital stock prohibited by Section B.2.(c)(ii)
(A) or (B) of this Article Fourth, or (E) amend Section B.2 of this Article Fourth.

               (d)    LIQUIDATION.

                      (i) PREFERENCE. Subject to the rights of the holders of any other series of Preferred Stock ranking senior to or on a parity with the Series A Preferred Stock with respect to liquidation and any other class or series of capital stock of the Corporation ranking senior to or on a parity with the Series A Preferred Stock with respect to liquidation, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of record of the issued and outstanding shares of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or and any other series of Preferred Stock ranking junior to the Series A Preferred Stock with respect to liquidation and any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to liquidation, an amount in cash per share equal to $20.00, plus an amount equal to all dividends accrued and unpaid on each such share (whether or not declared) up to the date fixed for distribution. If, upon such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of Series A Preferred Stock and any other series of Preferred Stock ranking on a parity therewith in respect thereto or any class or series of capital stock of the Corporation ranking on a parity therewith in respect thereto shall be insufficient to permit the payment in full to all such holders of shares of the preferential amounts payable to them, then the entire assets of the Corporation available for distribution to such holders of shares shall be distributed ratably among such holders in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. After payment of the full amount to which they are entitled upon liquidation pursuant to this Section B.2.(d)(i), the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation's assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section B.2.(d)(i).

                      (ii) ADJUSTMENTS. The liquidation preference provided for herein with respect to the Series A Preferred Stock shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to the Series A Preferred Stock.

               (e)    CONVERSION RIGHTS.

                      (i) OPTIONAL CONVERSION. Subject to and upon compliance with the provisions of this Section B.2.(e) (and Section B.2.(g) with respect to conversion after notice of redemption), the holder of any shares of Series A Preferred Stock shall have the right at such holder's option, at any time or from time to time, and without the payment of any additional consideration therefor, to convert any of such shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price (as defined in Section B.2.(e)(iii) below) in effect on any Conversion Date (as defined in Section B.2.(e)(iv) below) upon the terms hereinafter set forth.

                      (ii) AUTOMATIC CONVERSION. Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, at the Conversion Price then in effect, into fully paid and nonassessable shares of Common Stock on November 9, 1997.

                      (iii) NUMBER OF CONVERSION SHARES. Each share of Series A Preferred Stock shall be convertible pursuant to Sections B.2.(e)(i) and B.2.(e)(ii) into a number of shares of Common Stock determined by dividing (x) $20.00 by (y) the Conversion Price in effect on any Conversion Date. For the purposes of this Section B.2.(e), the term "Conversion Price" shall initially mean $2.99.

                      (iv) MECHANICS OF CONVERSION. The holder of any shares of Series A Preferred Stock may exercise the conversion right specified in Section B.2.(e)(i) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Upon the occurrence of automatic conversion pursuant to Section B.2.(e)(ii), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock are delivered either to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and of certificates for shares being converted is made or on the date specified in Section B.2.(e)(ii), as the case may be, and such date is referred to herein as the "Conversion Date". Subject to the provisions of Section B.2.(e)(vi)(C), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of conversion pursuant to Section B.2.(e)(ii)) the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section B.2.(e)(v). Subject to the provisions of Section B.2.(e)(v)(C), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion (in the case of conversion pursuant to Section B.2.(e)(i)), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

                      (v) FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder or shall be held by the same holder at the time of any automatic conversion, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered or held, as the case may be. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest, rounded to the nearest one hundredth (1/100th) of a share, in an amount equal to that fractional interest of the then Current Market Price (as defined in Section B.2.(e)(vii) below), rounded to the nearest cent ($.01).

                      (vi) COMMON STOCK CONVERSION PRICE ADJUSTMENTS. The Conversion Price shall be subject to adjustment from time to time as follows:

                             (A) STOCK DIVIDENDS, SUBDIVISIONS,
RECLASSIFICATIONS OR COMBINATIONS. If the Corporation shall (x) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (y) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or (z) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to that price determined by multiplying the Conversion Price in effect by a fraction (x) the numerator of which shall be the total number of issued and outstanding shares of Common Stock immediately prior to such dividend, distribution, subdivision, combination or reclassification and (y) the denominator of which shall be the total number of issued and outstanding shares of Common Stock immediately after such dividend, distribution, subdivision, combination or reclassification. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                             (B) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT.
All calculations under this Section B.2.(e)(vi) shall be made to the nearest cent ($.01) or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section B.2.(e) to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than 1% of the then current Conversion Price until the end of one year after such adjustment would otherwise have been required; but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% of the then current Conversion Price or more, provided that if the events giving rise to such adjustments occur within three months of each other, then such adjustments shall be calculated as if these events giving rise to them had occurred simultaneously on the date of the first such event.

                             (C) TIMING OF ISSUANCE OF ADDITIONAL COMMON STOCK
UPON CERTAIN ADJUSTMENTS. In any case in which the provisions of this Section B.2.(e)(vi) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to Section B.2.(e)(v); provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                      (vii) CURRENT MARKET PRICE. The "Current Market Price" at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of such equity security for the 20 consecutive trading days ending on the trading day immediately before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 20 trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid prices regular way, in either case on the principal national securities exchange on which such equity security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing bid price for such day reported by NASDAQ, if such equity security is traded over-the-counter and quoted in the National Market System, or if such equity security is so traded, but not so quoted, the average of the closing bid prices of such equity security as reported by NASDAQ or any comparable system or, if such equity security is not listed on NASDAQ or any comparable system, the average of the closing bid prices as furnished by two members of the National Association of Securities Dealers, Inc., selected in good faith from time to time by the Board of Directors of the Corporation for that purpose. If such equity security is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of such equity security shall be deemed to be the fair value as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment.

                      (viii) STATEMENT REGARDING ADJUSTMENTS. Whenever the Conversion Price shall be adjusted as provided in Section B.2.(e)(vi), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the

Corporation, a statement showing in detail the method of calculation of such adjustment, the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section B.2.(e)(ix).

                      (ix) NOTICE TO HOLDERS. In the event the Corporation shall propose to take any action of the type described in Section B.2.(e)(vi)(A) or B.2.(e)(x), the Corporation shall give notice to each holder of shares of Series A Preferred Stock in the manner set forth in Section B.2.(e)(viii), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten calendar days prior to the date so fixed, and in the case of all other action, such notice shall be given at least 15 calendar days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                      (x) MERGERS, ETC. In the event the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale, lease or transfer of all or substantially all of its assets, reclassification of the Common Stock or reorganization of the Company) as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such transaction by a holder of that number of shares of Common Stock, or fraction thereof, into which one share of Series A Preferred Stock was convertible immediately prior to such transaction.

                      (xi) TREASURY STOCK. For the purposes of this Section B.2.(e), the sale or other disposition of any shares of Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

                      (xii) COSTS. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

                      (xiii) DIVIDENDS UPON CONVERSION. In connection with any conversion of shares of Series A Preferred Stock, the Corporation shall pay accrued and unpaid dividends thereon in accordance with the provisions of Section B.2.(f)(iv).

               (f)    DIVIDENDS.

                      (i)    GENERAL.

                             (A) Subject to the rights of the holders of any
other series of Preferred Stock ranking senior to or on a parity with the Series A Preferred Stock with respect to dividends and any other class or series of capital stock of the Corporation ranking senior to or on a parity with the Series A Preferred Stock with respect to dividends, other than the Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, cumulative dividends per share of Series A Preferred Stock at the rate per annum of (1) $1.20, during the period commencing on the date of original issuance of any shares of Series A Preferred Stock and ending on November 9, 1995, (2) $1.60, during the period commencing on November 10, 1995, and ending on November 9, 1996, and (3) $2.00, during the period commencing on November 10, 1996, and ending on November 9, 1997.

                             (B) Dividends on the Series A Preferred Stock will
accrue on each February 9, May 9, August 9 and November 9, occurring after the date of original issuance (each such date being referred to herein as an "Accrual Date" and the three-month period or portion thereof, as the case may be, ending on an Accrual Date being referred to herein as an "Accrual Period"). Dividends will accrue from the date of original issuance. Dividends will be paid (when and as declared by the Board of Directors of the Corporation) annually, in the arrears, on November 9, 1995, November 9, 1996, and November 9, 1997. Each such dividend shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on such record date not exceeding 45 nor less than ten calendar days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 nor less than ten calendar days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable with respect to such shares on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation's default on payment of the dividend due on such dividend payment date. However, for shares of Series A Preferred Stock surrendered for conversion during the period from the close of business on any dividend payment record date to the opening of business on the corresponding dividend payment date, the Corporation shall only be required to pay the dividend to the holder of such shares on the dividend payment record date. Except as so provided above and in Section below, no payment or adjustment will be made on account of accrued or unpaid dividends upon conversion of shares of Series A Preferred Stock. Holders of shares of Series A Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend on the dividend payment date, receive such dividend payment on the redemption payment date (unless such holders convert such shares in accordance with this Section B.2. of this Article Fourth).

                             (C) The Corporation shall pay the dividends on the
Series A Preferred Stock described in Section B.2.(f)(i)(A), at the Corporation's option and in its sole discretion, out of funds legally available therefor (1) in cash, (2) in shares of Common Stock, such that the number of shares of Common Stock to be distributed as a dividend with respect to the portion of the dividend attributable to each Accrual Period shall be equal to the number obtained by dividing the dollar amount of the portion of the dividend attributable to such Accrual Period by the greater of (I) the Current Market Price of the Common Stock on the tenth trading day immediately preceding the applicable Accrual Date and (II) $2.00 (as shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to the Common Stock), or (III) in any combination of cash and shares of Common Stock that the Corporation may determine in its sole discretion, with the number of shares of Common Stock to be distributed in connection therewith to be calculated on the basis set forth in Section B.2.(f)(i)(c)(2).

                             (D) No fractional shares of Common Stock or scrip
shall be issued upon payment of any dividends in shares of Common Stock. If more than one share of Series A Preferred Stock shall be held by the same holder at the time of any dividend payment date, the number of full shares of Common Stock issuable upon payment of such dividends shall be computed on the basis of the aggregate dividend amount that the Corporation has determined to pay in Common Stock shares. Instead of any fractional shares of Common Stock which would otherwise be issuable upon payment of such dividends, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest, rounded to the nearest one hundredth (1/100th) of a share, in an amount equal to that fractional interest of the then Current Market Price, rounded to the nearest cent ($.01).

                             (E) Notwithstanding the dividend rate otherwise
applicable pursuant to Section B.2.(f)(i)(C) and notwithstanding any other provision of this Section B.2.of this Article Fourth to the contrary, in the event the Corporation pays any dividends in shares of Common Stock and pursuant to the provisions of Section B.2.(f)(i)(C) the Current Market Price used in the calculation of the number of shares payable in respect of such dividends in respect of any Accrual Period is less than $2.00, as shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to the Common Stock (and, therefore, pursuant to and for purposes of Section B.2.(f)(i)(C), deemed to be equal to $2.00, as so adjusted), payment of any such dividends in shares of Common Stock calculated pursuant thereto shall constitute payment in full of any such dividends.

                      (ii) ALLOCATION OF DIVIDENDS. Dividends on the Series A Preferred Stock, if paid, or if declared and set apart for payment, must be paid or declared and set apart for payment on all outstanding shares of Series A Preferred Stock contemporaneously. In the event dividends on the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity therewith in respect thereto or any other class or series of capital stock of the

Corporation ranking on a parity therewith in respect thereto are declared and paid in an amount less than all accumulated and current dividends on all of such shares, the total amount declared and paid shall be allocated among all of such shares so that the per share dividend to be declared and paid on each share is the same percentage of the sum of the accumulated dividends for each such share. In the event dividends are declared and paid on the Series A Preferred Stock in a combination of cash and shares of Common Stock, the percentage of the dividend paid in cash and the percentage of the dividend paid in stock must be the same for each share of Series A Preferred Stock.

                      (iii) DIVIDEND PRIORITIES. The Corporation shall not declare or pay any distributions to the holders of the Common Stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock in respect of dividends during any period of time in which any shares of Series A Preferred Stock are outstanding or in which any dividends payable on any shares of Series A Preferred Stock have not been declared and paid in full. In this Section B.2.(f)(iii), "distribution" means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend solely in shares of Common Stock), or the purchase or redemption by the Corporation of shares of Common Stock or any other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock in respect of dividends for cash or property, but does not include the repurchase by the Corporation of shares from an officer, director, employee or consultant of the Corporation.

                      (iv)   DIVIDENDS ON CONVERSION OR REDEMPTION.

                             (A) Immediately prior to the conversion of any
shares of Series A Preferred Stock into Common Stock or the redemption of any shares of Series A Preferred Stock, all accrued and unpaid dividends payable pursuant to Section B.2.(f) (whether or not declared) on such shares so converted or redeemed, as the case may be, (prorated until the date of conversion or redemption, as the case may be, in respect of the Accrual Period in which such date occurs) shall be payable, at the Corporation's option and in its sole discretion, out of funds legally available therefor (1) in cash, (2) in shares of Common Stock, such that the number of shares of Common Stock to be distributed with respect to the portion of the dividend attributable to each Accrual Period shall be equal to the number obtained by dividing the dollar amount of the portion of the dividend attributable to such Accrual Period by the greater of (I) the Current Market Price of the Common Stock on the tenth trading day immediately preceding the applicable Accrual Date and (II) $2.00 (as shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to the Common Stock), or (III) in any combination of cash and shares of Common Stock that the Corporation may determine in its sole discretion, with the number of shares of Common Stock to be distributed in connection therewith to be calculated on the basis set forth in Section B.2.(f)(iv)(A)(2).

                             (B) No fractional shares of Common Stock or scrip
shall be issued upon payment of any dividends in shares of Common Stock upon conversion or redemption of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, shall be held by the same holder at the time of any automatic conversion or shall be held by the same holder at the time of any redemption, as the case may be, the number of full shares of Common Stock issuable upon payment of such dividends shall be computed on the basis of the aggregate dividend amount that the Corporation has determined to pay in Common Stock shares. Instead of any fractional shares of Common Stock which would otherwise be issuable upon payment of such dividends, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest, rounded to the nearest one hundredth (1/100th) of a share, in an amount equal to that fractional interest of the then Current Market Price, rounded to the nearest cent ($.01).

                             (C) Notwithstanding the dividend rate otherwise
applicable pursuant to Section B.2.(f)(i)(A) and notwithstanding any other provision of this Section of this Article Fourth to the contrary, in the event the Corporation pays any dividends in shares of Common Stock upon conversion or redemption of any shares of Series A Preferred Stock and pursuant to the provisions of Section the Current Market Price used in the calculation of the number of shares payable in respect of such dividends in respect of any Accrual Period is less than $2.00, as shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to the Common Stock (and, therefore, pursuant to and for purposes of Section B.2.(f)(iv)(A), deemed to be equal to $2.00, as so adjusted), payment of any such dividends in shares of Common Stock calculated pursuant thereto shall constitute payment in full of any such dividends.

               (g)    REDEMPTION.

                      (i)    GENERAL.

                             (A) At any time after November 9, 1995, the
Corporation may redeem in whole or in part the then outstanding shares of Series A Preferred Stock; provided, however, that the Corporation may not redeem any shares of Series A Preferred Stock unless the Current Market Price of the Common Stock on a date (which date may be prior to, on or after November 9, 1995) that is within ten trading days of the date notice of redemption is given pursuant to Section equals or exceeds $5.17 (as shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to the Common Stock).

                             (B) The Corporation shall redeem the Series A
Preferred Stock by paying a redemption amount equal to $20.00 per share of Series A Preferred Stock (the "Redemption Price"), at the Corporation's option and in its sole discretion, out of funds legally available therefor (1) in cash,
(2) in shares of Common Stock, such that the number of shares of Common Stock to be distributed in payment of the Redemption Price shall be equal to the number obtained by dividing the dollar amount of the Redemption Price by the lesser of
(I) the Current Market Price of the Common Stock on the tenth trading day immediately preceding the date notice of redemption is given pursuant to Section B.2.(g)(iii) and (II) the Conversion Price on the redemption payment date, or
(3) in any combination of cash and shares of Common Stock that the Corporation may determine in its sole discretion, with the number of shares of Common

Stock distributed in connection therewith to be calculated on the basis set forth in Section B.2.(f)(iv)(B)(2).

                             (C) No fractional shares of Common Stock or scrip
shall be issued upon payment of the Redemption Price or any portion thereof in shares of Common Stock. If more than one share of Series A Preferred Stock shall be held by the same holder at the time of any redemption, the number of full shares of Common Stock issuable upon payment of the Redemption Price, or any portion thereof, shall be computed on the basis of the aggregate Redemption Price that the Corporation has determined to pay in Common Stock shares. Instead of any fractional shares of Common Stock which would otherwise be issuable upon payment of any such Redemption Price, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest, rounded to the nearest one hundredth (1/100th) of a share, in an amount equal to that fractional interest of the then Current Market Price, rounded to the nearest cent ($.01).

                             (D) In connection with any redemption of shares of
Series A Preferred Stock, in addition to the Redemption Price, the Corporation shall pay accrued and unpaid dividends thereon in accordance with the provisions of Section B.2.(f)(iv).

                             (E) The Redemption Price payable pursuant hereto
shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to any shares of the Series A Preferred Stock.

                      (ii) PARTIAL REDEMPTION. In case of the redemption of only part of the Series A Preferred Stock at the time outstanding, at the option of the Board of Directors, such redemption shall be made pro rata or the shares to be redeemed shall be chosen by lot in such manner as may be prescribed by the Board of Directors.

                      (iii)  NOTICE.

                             (A) Notice of any proposed redemption of Series A
Preferred Stock shall be given by the Corporation by mailing a copy of such notice by first class mail, postage prepaid, not less than 30 nor more than 90 calendar days prior to the date fixed for such redemption to each holder of record of the shares to be redeemed at his address appearing on the books of the Corporation.

                             (B) Each such notice shall state, among other
things, (1) the redemption payment date, (2) whether the Redemption Price will be paid in shares of Common Stock or cash, or in a combination of Common Stock and cash, (3) that dividends on the shares to be redeemed shall cease to accrue following such redemption payment date, and (4) that dividends accrued to and including the date fixed for redemption will be paid as specified in said notice.

                             (C) Notice having been mailed as aforesaid, from
and after the redemption payment date, unless the Corporation shall be in default in providing money or

Common Stock for the payment of the Redemption Price (or for any accrued and unpaid dividends to and including the redemption payment date), (1) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, (2) said shares shall be deemed no longer outstanding, and (3) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation any monies or Common Stock payable upon redemption without interest thereon) shall cease except for the rights applicable to any Common Stock paid pursuant to the redemption.

                      (iv) CONVERSION PRIOR TO REDEMPTION. The holder of any shares of Series A Preferred Stock to whom notice of redemption has been given pursuant hereto may pursuant to the provisions of Section B.2.(f) hereof elect to convert the shares of Series A Preferred Stock for which notice of redemption has been given at any time on or prior to the tenth calendar day immediately preceding the redemption payment date.

               (h) REACQUIRED SHARES. Any shares of Series A Preferred Stock redeemed, purchased, converted or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such series and shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement and the filing of any certificate required in connection therewith pursuant to the Delaware General Corporation Law become authorized but unissued shares of Preferred Stock.

C.      NUMBER OF AUTHORIZED SHARES.

        The number of authorized shares of any class of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote on matters submitted to a vote of the stockholders of the Corporation, and no class vote shall be required in connection therewith.

D.      NO PREEMPTIVE RIGHTS.

        No holder of shares of stock of the Corporation shall have any preemptive or other right, except as such rights are expressly provided herein or by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as the Corporation shall have by contract agreed.

        FIFTH:  The Corporation is to have perpetual existence.

        SIXTH: Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

        SEVENTH:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B. The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

        EIGHTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, or adopt new bylaws, without any action on the part of the stockholders.

        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation, which restates and integrates and also amends the Corporation's Restated Certificate of Incorporation as heretofore amended, after having been duly adopted by the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, to be signed by its duly authorized officer on this 20th day of June, 1995.

                              LIFECELL CORPORATION

                              By    /S/ PAUL M. FRISON
                                        Paul M. Frison, Chairman of the Board,
                                         President and Chief Executive Officer

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              LIFECELL CORPORATION

        LifeCell Corporation, a Delaware corporation (the "Corporation"), does hereby certify:

        That the amendment set forth below to the Corporation's Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

        I. The first paragraph of Article FOURTH of the Corporation's Restated Certificate of Incorporation is hereby deleted and replaced in its entirety by the following:

        FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 27,000,000, of which 2,000,000 shares of the par value of $.001 per share shall be a class designated Preferred Stock ("Preferred Stock") and 25,000,000 shares of the par value of $.001 per share shall be a class designated Common Stock ("Common Stock").

        IN WITNESS WHEREOF, LifeCell Corporation has caused this Certificate to be signed by its duly authorized officer this 20th day of May, 1996.

                              LIFECELL CORPORATION

                              By     /s/ PAUL M. FRISON
                                         Paul M. Frison, President